AllianceBernstein Change in Control Plan for Executive Officers
December 11, 2020

Section I. Purpose
The purpose of the AllianceBernstein Change in Control Plan for Executive Officers (the “Plan”) is to provide certain benefits for each individual who has been designated by the chief executive officer (the “CEO”) of AllianceBernstein L.P. (“AB”) to be an executive officer of AB and AllianceBernstein Holding L.P. (each an “Executive”) in the event of a change in control of AB and/or AB Holding. These benefits are intended to supplement, and shall not replace, any benefits for which an Executive may be eligible under any other plan sponsored by AB, including, but not limited to the AB 2017 Long Term Incentive Plan (the “LTIP”) and the AllianceBernstein Incentive Compensation Award Program (the “ICAP”).

Section II. Coordination with other AB Plans
To the extent there is a conflict between this Plan and any other AB-sponsored plan, including, but not limit to, the LTIP and the ICAP, this Plan shall govern.

Section III. Change in Controls Benefits
In the event of a “Change in Control” (“CIC”) (as defined below), unless prior to the CIC, each unvested Restricted Unit award and/or award under the ICAP (each an “Award”) then held by an Executive is honored or assumed, or new rights are substituted therefor, so that the Executive’s rights and entitlements after the CIC are substantially equivalent to or better than the Executive’s rights and entitlements under the Award, each Award will, prior to the CIC, immediately and fully vest and no longer be subject to forfeiture and the AB Holding Units represented thereby will be delivered to the Executive as promptly as possible, subject to the requirements of Section 409A of the Internal Revenue Code.
Additionally, if the Executive’s employment is terminated (i) by AB, other than for Cause, (ii) by the Executive with Good Reason, or (iii) because the Executive dies or becomes disabled, within 12 months following a CIC, subject to the Executive’s execution (or the Executive’s legal representative’s execution in the case of death or disability) of AB’s standard release of claims, the Executive will be entitled to the following payment: the sum of (a ) the Executive’s annual base salary at the time of his or her termination, plus (b ) the Executive’s most recent annual cash incentive compensation award, multiplied by two (2), such amount payable within 30 days following the employment termination date.
Change in Control shall mean:
•Equitable Holdings, Inc. (“EQH”) ceasing to control the election of a majority of the Board of Directors of AllianceBernstein Corporation (the “Corporation”);

•the Corporation ceasing to be the general partner of the AllianceBernstein L.P. (“AB L.P.”), unless following any such transaction, EQH owns, directly or indirectly, more than 50% of the combined voting securities entitled to vote generally in the election of directors (or other governing body) of (hereinafter “Controls”) the successor general partner;

•the consummation of a reorganization, merger, consolidation, or similar transaction, involving the Corporation or AB L.P., in each case, unless following any such transaction, EQH Controls the successor entity to the Corporation or AB L.P.;

•any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the assets of the Corporation or AB L.P. or its operating subsidiaries (taken together), including the approval of any plan to dissolve or liquidate the Corporation or AB L.P., unless following any such transaction, the business of AB L.P. as of immediately prior to any such transaction is continued in the entity (the “Successor Entity”) to which such assets are sold, leased, transferred or exchanged; and EQH Controls the Successor Entity; provided, however, that there shall be no Change in Control as a result of any of the above-described events unless as a result of any such event or events (or an event or events following such event or events) a person or entity other than EQH Controls the Corporation (assuming it remains the general partner of AB L.P.), AB L.P., any successor entity to AB L.P. or the Corporation (as the general partner of AB L.P.) or any Successor Entity.

Cause shall mean an Executive’s:
•conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding:

•on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion;

•on a felony charge; or

•on a charge equivalent to any of the charges set forth in the previous two sub-clauses in any jurisdiction that does not use such designations;

•engaging in any conduct that constitutes an employment disqualification under applicable law (including any “statutory disqualification,” as defined under the Securities Exchange Act of 1934, as amended);

•willful failure to perform the duties associated with the Executive’s job function (other than due to physical or mental impairment) or to follow reasonable requests of his or her manager;

•willful violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association to which AB is subject;

•willful violation of any AB policy concerning confidential or proprietary information, or material violation of any other AB policy in effect from time to time;

•willfully engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of AB or any affiliate of AB; or

•willfully engaging in any conduct detrimental to AB or any affiliate of AB, including any activity deemed by management, the Operating Committee or the Board of Directors to be competitive with AB.

Good Reason shall mean:
•a material diminution of the Executive’s duties, authority or responsibilities;

•a material reduction in the Executive’s base compensation (other than in connection with, and substantially proportionate to, reductions by AB of the compensation of other similarly situated senior executives); and

•a material change in the geographic location of the Executive’s position.

Section IV. Amendments to the Plan
The Board of Directors or the Compensation and Workplace Practices Committee of the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time.

Section V. Effective Date
The effective date of this Plan is December 11, 2020.